Exhibit 5.1

August 12, 2026

Betterware de Mexico, S.A.P.I. de C.V.

Cruce Carretera Gdl-Ameca Huaxtla Km 5

El Arenal, Jalisco

México

Re: Betterware de Mexico, S.A.P.I. de C.V. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Mexican counsel to Betterware de Mexico, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable incorporated under the laws of Mexico (the “Company”), in connection with the filing of a Registration Statement on Form F-3 (as amended or supplemented, the “Registration Statement”) including the related prospectus contained therein and forming a part thereof (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and resale by the selling stockholder named therein of up to 2,241,133 ordinary shares, with no par value, representing the capital stock of the Company (the “Shares”), issued pursuant to a Stock Purchase Agreement, dated January 19, 2026, as part of the consideration for the Company’s acquisition of the Tupperware brand’s operating assets in Latin America.

In rendering the opinion set forth below, we have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued in accordance with the Company’s bylaws and applicable Mexican law and are fully subscribed and paid.

The opinion expressed above is limited to the federal laws of Mexico, as currently in effect, and we have not considered and express no opinion on the effect of any laws of any other jurisdiction, including U.S. federal or state securities laws, or the rules and regulations of any stock exchange or other regulatory body.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder. In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Yours very truly,

/s/ Greenberg Traurig, S.C.

Greenberg Traurig, S.C. | Attorneys at Law